Exhibit 10.13
Execution Copy
SIXTH AMENDMENT TO SERVICE AGREEMENT
     This Sixth Amendment to Service Agreement (this “Amendment”) is made and entered into as of this 31st day of August, 2006 between First Data Merchant Services Corporation (“FDMS”) and iPayment, Inc., formerly known as iPayment Holdings, Inc. (“Customer”).
Article I.
RECITALS
     A. Customer and FDMS have previously entered into a Service Agreement dated as of July 1, 2002, as previously amended (the “Service Agreement”).
     B. FDMS, through one or more of its Affiliates, is in the business of providing gift card programs for Merchants (“Gift Card Services”).
     C. Customer desires to market and promote Gift Card Services to Merchants pursuant to the terms and conditions of this Amendment.
     D. Customer and FDMS now desire to amend the Service Agreement as set forth herein.
AGREEMENT
FDMS and Customer hereby agree as follows:
1. Effective Date. The terms of this Amendment are effective as of August 1, 2006 (“Effective Date”).
2. Rights and Obligations of Customer.
     (a) Customer shall, at its own expense, use reasonable efforts to, on a non-exclusive basis, market and promote Gift Card Services to Merchants that have a Merchant Account with Customer that is processed pursuant to the Service Agreement. For each such Merchant that desires Gift Card Services and for which Customer desires to provide such services, Customer shall (a) complete a Merchant Gift Card Set-up Form (“Set-up Form”), as provided by, and as may be updated by, FDMS from time to time, and submit the completed Set-up Form to FDMS in the manner designated by FDMS, and (b) enter into an agreement with each Merchant for Gift Card processing. A sample form of terms and conditions for such agreement is set forth in Exhibit C “Sample Terms and Conditions for Merchant Gift Card Processing Agreement.”
     (b) Customer promptly shall notify FDMS in writing when a Merchant adds any Designated Location.
     (c) Customer or its Merchants are responsible for any settlement of funds among Designated Locations. Customer or its Merchants are solely responsible for obtaining, operating and maintaining at its or their expense Gift Card Equipment.
     (d) Customer acknowledges and agrees that it and its Merchants are solely responsible for interpreting all laws and regulations applicable to Gift Card Services and Programs, monitoring changes in such laws and regulations, and for determining the requirements for compliance with, and complying with, such laws and regulations.
     (e) Customer shall cause each Merchant to obtain a valid Authorization for each Gift Card transaction in advance of such transaction and to only accept such Gift Card for payment of the amount authorized, if any, in the applicable Authorization. “Authorization” means the receipt by the merchant of a host-generated authorization code that specifies approval of the transaction request for a particular Gift Card and the transaction amount approved.
     (f) Customer shall ensure and shall cause its Merchants to ensure that data transmitted by Customer or a Merchant for processing by FDMS is accurate.
     (g) All publicity and solicitation materials pertaining to Gift Card Services prepared by Customer or any of its Merchants containing the trademarks, service marks, trade names or logos of FDMS or any of its Affiliates shall be subject to FDMS’s prior written approval, which approval shall be provided within ten business days of FDMS’s receipt of Customer’s or Merchant’s written request and shall not be unreasonably withheld.
     (h) Nothing in this Amendment shall prohibit Customer from directly or indirectly either itself or through a third party, offering or promoting any non-FDMS gift card program to Merchants
3. Rights and Obligations of FDMS.
     (a) FDMS agrees to provide Gift Card Services described in Exhibit A to each Merchant with which Customer enters into a Gift Card processing agreement and for which Customer submits a complete and accurate Set-up Form to FDMS in the manner directed by FDMS. Notwithstanding the foregoing, FDMS may immediately upon written notice discontinue providing Gift Card Services to Customer or any Merchant if FDMS reasonably believes that Customer’s or such Merchant’s operation or use of the Gift Card Services or a Program, as applicable, violates a law or regulation, or is unauthorized.
     (b) Customer acknowledges and agrees that FDMS may have some or all of its obligations under this Amendment performed by one or more of its Affiliates and subcontractors. FDMS retains the right to subcontract its obligations under this Amendment, although notwithstanding any such subcontract, FDMS shall remain primarily responsible for performance of the Services.
     (c) If the functionality of the Gift Card Services changes or if FDMS determines revisions to this Amendment are reasonably necessary to protect FDMS’s Proprietary Information or to comply with applicable laws, regulations, or court orders, FDMS may amend this Amendment by providing Customer with prior written notice of such amendment.
4. Fees and Payment.
     (a) Customer shall pay FDMS fees for Gift Card Services as set forth in Exhibit B to this Amendment and any related Special Fees. FDMS may modify the fees set forth in Exhibit B no more than once each Processing Year upon one hundred (100) days’ prior written notice to Customer. Customer shall not be required to purchase any minimum amount of Gift Card Services during any month of the Term.
     (b) Customer is solely responsible for setting fees to Merchants for Gift Card Services and supplying such fees to FDMS. Customer assumes all risk of nonpayment of any fees by any Merchant for any Gift Card Services requested by a Merchant or by Customer on behalf of a Merchant and such fees shall be due and payable by Customer regardless of whether Customer ultimately receives payment from a Merchant.
     (c) Customer authorizes FDMS to, each month during the Term:

          (i) prepare Merchant statements for Gift Card Services received by Merchants during the prior month using the rates provided to FDMS by Customer by the first day of such month, mail such statements to Merchants, and, subject to the following sentence, collect payments from Merchants via ACH on behalf of Customer for amounts due to Customer with respect to the Gift Card Services one month in arrears. If any such ACH is rejected, FDMS will notify Customer and Customer will be responsible for pursuing collection of amounts due from Merchant. Unless Customer directs FDMS in writing to terminate such Merchant’s Gift Card Services, FDMS will continue to provide Gift Card Services to any such Merchant and to invoice Customer for the corresponding fees pursuant to this Section 4.
          (ii) remit to Customer an amount equal to the aggregate of such amounts collected from Merchants on behalf of Customer less the aggregate amount owed to FDMS by Customer for Gift Card Services received by Customer from FDMS under this Amendment.
5. Term and Termination.
     This Amendment will terminate upon the termination or expiration of the Agreement; provided, however, that either party may terminate this Amendment at any time upon 90 days prior written notice; further provided, however that if it will take Customer more than 90 days to convert any Merchant(s) receiving Gift Card Services under this Amendment to another provider, FDMS may only terminate this Amendment at the end of such conversion period (not to exceed 180 days) and FDMS and Customer will use commercially reasonable efforts to support the timely conversion of any such Merchants.
6. Indemnification. In addition to its obligations under the Service Agreement
     (a) Customer shall indemnify and hold harmless FDMS, its directors, officers, employees, agents, subcontractors and Affiliates from and against any and all third party claims, losses, liabilities, damages and expenses, including reasonable attorneys’ fees, (collectively “Claims”) to the extent that any such Claim is caused by or arises out of (i) actual or alleged infringement of any patent, copyright, trademark, trade secret or other proprietary right of any person arising in connection with the use of artwork, designs, specifications or concepts provided by a Merchant in the production of Gift Cards or related products for such Merchant, or (ii) any security breach in or intrusion into the Database caused by Customer or one of its Merchants, or Customer’s or its Merchants’ agents or third party service providers.
     (b) FDMS shall indemnify and hold harmless Customer and its directors, officers, employees, agents, subcontractors and Affiliates from and against any and all third party Claims to the extent that any such Claim is caused by or arises out of (i) any error in the Database, unless the error is caused by incorrect information provided by Customer or a Merchant or by FDMS’s compliance with Customer’s or Merchant’s instructions or (ii) any security breach in or intrusion into the Database to the extent it is not caused by Customer or one of its Merchants, or Customer’s or its Merchants’ agents or third party service providers.
7. Limitation of Liability.
     (a) In the case of Gift Cards ordered through FDMS, FDMS shall have no risk of loss upon delivery of such Gift Cards to Merchant as determined by the proof of delivery. FDMS shall have no liability with respect to Gift Cards obtained by Merchant from a third party.
     (b) FDMS shall be entitled to rely upon and use any and all information and instructions provided by Customer or its Merchants for use in performing the Gift Card Services, and FDMS and its agents and subcontractors shall have no liability whatsoever for any noncompliance of such information or instructions with laws or regulations.
     (c) Merchant and Customer are responsible for accessing and comparing the reports supplied by FDMS to their own records and Customer is responsible for promptly notifying FDMS of any necessary adjustments to Gift Card accounts. FDMS will make adjustments to Gift Card accounts pursuant to Customer’s instructions, and FDMS and its agents and subcontractors shall have no liability for any errors to Gift Card accounts that result from such adjustments unless such errors are made by FDMS.
     (d) Except to the extent caused directly by FDMS’s failure to perform the Gift Card Services as set forth in this Amendment, FDMS shall have no liability for any actual or alleged loss or theft of, alteration or damage to, or fraudulent, improper or unauthorized use of any Gift Card, Gift Card Number, PIN or Gift Card Equipment, for fraudulently obtained Authorizations, for a Merchant’s failure to obtain an authorization, for any dispute between Merchant and any Gift Card Holder, including, without limitation, any dispute regarding the goods or services purchased using a Gift Card or the payment of any amounts owed or alleged to be owed by one or more such persons to any other such persons, or Customer’s or its Merchants settlement of funds among Designated Locations.
     (e) In addition to the limitations set forth in this Amendment and in Section 6 of the Service Agreement,
          (i) each of Customer’s and FDMS’s cumulative liability for all losses, claims, suits, controversies, breaches or damages (“Claims”) arising out of or related to Gift Card Services, regardless of the form or action or legal theory, shall not exceed total revenue received by FDMS from Customer for Gift Card Services under this Amendment over the preceding twelve (12) months, or, if this Amendment has been in effect for less than twelve (12) months, average monthly revenue received by FDMS from Customer for Gift Card Services under this Amendment for such period multiplied by twelve (12);
          (ii) provided, however, that the limits set forth in Section 7(e)(i) above shall not apply to Claims relating to Customer’s breach of its obligations under Sections 2(d), 4(a) and 4(b) above, Customer’s indemnification obligations under Section 6(a) above, FDMS’s indemnification obligations under Section 6(b) above or FDMS’s breach of its obligations under Section 2.3(c) of the Agreement, and shall not shall not be construed to limit the payment obligations of Customer or FDMS, as applicable, with respect to (i) acts of gross negligence or willful misconduct by either Customer or FDMS, (ii) breaches by either Customer or FDMS of their obligations under Article 10 of the Agreement.
8. Definitions.
     (a) As used in this Amendment, the following terms have the definitions set forth in Exhibit C: “ACH,” “Database,” “Designated Location,” “Gift Card,” “Gift Card Data,” “Gift Card Equipment,” “Gift Card Holder,” “Gift Card Number,” “PIN” and “Program.”
     (b) Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Service Agreement.

     9. Entire Agreement.
     This Amendment, together with the Service Agreement and all exhibits attached hereto, constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. In the event of a conflict between this Amendment and the Agreement as it relates to the subject matter hereof, the terms of this Amendment shall control. Otherwise, all terms and conditions of the Agreement shall likewise apply to this Amendment.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

FIRST DATA MERCHANT SERVICES CORPORATION.

By: Name:	/s/ Rick Learch Rick Learch
Title:	VP

iPAYMENT, INC.

By: Name:	/s/ Joseph Jorling Joseph Jorling
Title:	C.O.O.

EXHIBIT A
GIFT CARD SERVICES
Subject to the terms of this Amendment and during its term, FDMS agrees to provide the following services to each Merchant with which Customer contracts to provide Gift Card Services and for which Customer submits a complete and accurate Set-up Form to FDMS in the manner directed by FDMS:
     a. arrange for the production of Gift Cards and services related thereto for the Merchant’s Program in accordance with the specifications set forth on the Set-Up Form or as mutually agreed by the parties in writing.
     b. in the case of Gift Cards ordered through FDMS, ensure such Gift Cards conform with the specifications set forth on the Set-Up Form or as mutually agreed by the parties in writing and are delivered to the Merchant location specified on the Set-Up Form or as mutually agreed by the parties in writing via courier and proof of delivery, including time of delivery, full delivery address, and the name and signature of the person who accepted the shipment, is obtained.
     c. establish and maintain individual accounts on the Database for each Gift Card issued under a Merchant’s Program. FDMS reserves the right to schedule, from time to time, interruptions of the Gift Card Services for Database maintenance activities. To the extent possible, such interruptions will be scheduled to minimize impact to Customer and its Merchants.
     d. provide the Merchant with the capability to process transactions with Gift Cards through Gift Card Equipment at Merchant’s Designated Locations.
     e. authorize or decline Gift Card transactions transmitted by Merchants from Designated Locations based on a comparison of the proposed transaction amount and the current account balance of the designated Gift Card.
     f. during times designated by FDMS, provide a help desk staffed with live operators who will provide support to a Merchant related to its Program.
     g. provide an IVR number for Merchants and Gift Card Holders to obtain Gift Card balances.
     h. retain the Merchant’s Gift Card Data on the Database until the earlier of termination of the Merchant’s Program or this Amendment.
     i. provide Gift Card transaction reports accessible via a designated Internet site. FDMS may, in its discretion, provide additional or custom reports or report formats, as may be requested by Customer from time to time, and the Exception Development Fee will apply.
     j. retain the Gift Card Data for each Gift Card on the Database for a period of twenty-four (24) months following the date that an account balance reaches zero. Thereafter, FDMS may remove the Gift Card Data from the Database and archive such Gift Card Data in any manner it deems reasonable. Notwithstanding the foregoing: (a) During the first twelve (12) months following the expiration or termination of any Merchant Agreement, FDMS will compile a data report of such Merchant’s Gift Card Data stored in the Database in FDMS’s standard format within ninety (90) days of such Merchant’s written request for such report and the Database Information Transfer Fee shall apply. FDMS shall have no obligation to Customer or such Merchant with respect to such Merchant’s Gift Card Data following delivery to of this report to Merchant, (b) Provided, however, that, within ninety (90) days after termination of this Amendment, FDMS will compile a data report of each Merchant’s Gift Card Data stored in the Database in FDMS’s standard format and the Database Information Transfer Fee shall apply. FDMS shall have no obligation to Customer or any Merchant with respect to Customer’s or any Merchant’s Gift Card Data following delivery of this report to Customer.
     k. produce and mail monthly billing statements for Gift Card Services to the Merchant and collect related fees from Merchants on behalf of Customer at rates established by Customer

EXHIBIT B
FEES
*

*	Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

EXHIBIT C
SAMPLE TERMS AND CONDITIONS FOR
MERCHANT GIFT CARD PROCESSING AGREEMENT
This Gift Card Processing Agreement (this “Agreement”) is by and between [INSERT COMPANY NAME], a                      corporation, having offices located                                         ,                                          ,                      (“Company”), and the merchant whose name and address are shown on the last page of this Agreement (“Merchant”). This Agreement shall be effective as of the date executed by Merchant (the “Effective Date”).
1. Definitions. Capitalized terms used herein shall have the meanings given to such terms as set forth in this Section 1 or as defined elsewhere in this Agreement.
a. “ACH” means the Automated Clearing House system.
b. “Affiliate” means, with respect to either party, any entity that controls, is controlled by or is under common control with such party.
c. “Database” means the database on which Gift Card Data for each Gift Card issued under the Program is maintained.
d. “Designated Location” means any store or other place of business (including a direct marketing program or Internet site), located in the U.S.A., that Merchant has provided written notice of to Company and at or through which Merchant issues Gift Cards and/or processes transactions using Gift Cards issued under the Program. Designated Locations include any help desk or IVR through which transactions are processed under the Program.
e. “Gift Card” means an encoded device that accesses Gift Card Data maintained in the Database.
f. “Gift Card Data” means the current value and record of transactions corresponding to each Gift Card issued under the Program.
g. “Gift Card Equipment” means any POS Terminal, software or other similar telecommunications equipment that has been programmed and certified to Company’s specifications in order to transmit Gift Card Data and process online transactions under the Program.
h. “Gift Card Number” means the identifying number of a Gift Card.
i. “Gift Card Production Company” means a company selected and retained by Company or Merchant to produce Gift Cards and provide related products or services for the Program.
j. “Gift Card Holder” means any person in possession of or that uses a Gift Card.
k. “IVR” means an automated interactive voice response system accessed via a toll-free telephone number.
l. “PIN” means a personal identification number.
m. “POS Terminal” means an electronic point-of-sale terminal placed in a Designated Location which is connected to Company’s system via telephone lines and is designed to swipe Gift Cards.
n. “Program” means Merchant’s program pursuant to which Merchant issues Gift Cards to Gift Card Holders and Company provides the Services to enable such Gift Card Holders to use such Gift Cards to purchase goods and services at Designated Locations.
o. “Services” means the services provided by Company in connection with the Program as further described in this Agreement.
2. Services. Company agrees to provide the Services set forth below in connection with the Program.
a. Company will arrange for the production of all Gift Cards and all other services related thereto by the Gift Card Production Company for the Program in accordance with the specifications and fees set forth on the Gift Card Application and Set-up Form (the “Gift Card Set-up Form”), which is incorporated by reference herein.
b. Company shall establish and maintain Gift Card Data on the Database.
c. Company shall provide Merchant with the capability to process selected transactions under the Program through Gift Card Equipment at Designated Locations.
d. Upon receipt of transaction information from a Designated Location by the Database, Company will compare the proposed transaction amount with the account balance maintained on the Database corresponding to the Gift Card or Gift Card Number that was presented at the Designated Location. If the account balance is greater than or equal to the amount of the proposed transaction, Company will authorize the transaction. If the account balance is less than the amount of the proposed transaction, Company will decline the transaction. If Merchant’s Gift Card Equipment supports “split tender,” and the account balance is less than the amount of the proposed transaction, Company will authorize the transaction for the amount of the account balance, and return a message and/or receipt to the Gift Card Equipment showing the remaining amount of the transaction to be collected by Merchant. Merchant understands and agrees that an authorization by Company indicates only the availability of sufficient value on a Gift Card account at the time of authorization and does not warrant that the person presenting the Gift Card or Gift Card Number is authorized to use such Gift Card or Gift Card Number.
e. Company shall provide an IVR, twenty-four (24) hours per day, seven (7) days per week, through which Merchant and Gift Card Holders may obtain Gift Card balances.
f. Company shall provide a Gift Card product support help desk through which Merchant may process selected transactions under the Program. Support is currently available Monday through Friday, 8:00 a.m. to 8:00 p.m. EST (excluding holidays). The hours and days of support are subject to change at any time; provided that (i) Company will provide advance notice of any change in the hours and days; and (ii) the total number of hours shall not be less than 40 in any regular work week (excluding holidays).
g. Company will provide Merchant with Gift Card transaction reports, accessible by Merchant through a designated Internet site. Company will maintain reports on the Internet site for Merchant’s use for a period of sixty (60) days. Company may, in its discretion, provide additional or custom reports or report formats, as may be requested by Merchant from time to time, at a fee to be determined by Company.
h. Merchant will at all times own all right, title and interest in and to all Gift Card Data generated under the Program. During the Term, Company will retain the Gift Card Data for each Gift Card on the Database for a period of twenty-four (24) months following the date that the account balance reaches zero. Thereafter, during the Term, Company may remove the Gift Card Data from the Database and archive such Gift Card Data in any manner determined by Company in its reasonable business judgment. Notwithstanding the foregoing, within ninety (90) days of Merchant’s written request, during the first twelve (12) months following the expiration or termination of this Agreement, Company will compile a data report of the Gift Card Data stored in the Database, in Company’s standard format, at a fee to be determined by the Company. Company shall have no obligations with respect to Merchant’s Gift Card Data following delivery to Merchant.
3. Responsibilities of Merchant. The responsibilities of Merchant are set forth below and elsewhere in this Agreement.
a. Merchant will accept for processing any transaction initiated by one of its customers using a Gift Card pursuant to the Services without discrimination with regard to the customer who initiated the transaction or the Gift Card Equipment at which the transaction was initiated. Gift Cards may only be used to purchase goods or services of Merchant. Gift Cards shall not be exchangeable for cash except where required by law.
b. Merchant will maintain all transaction records and other records required by law or regulation to be maintained in connection with the operation of the Gift Card Equipment or the Program. Merchant will download and store any all Gift Card transaction reports for future reference. In the event that Merchant needs a report for a period past sixty (60) days, Company may provide such requested report to Merchant at a fee to be determined by the Company.
c. Merchant will make its personnel and records available to Company, its agents and subcontractors, all within such time and in such forms or manner as may be reasonably necessary to enable Company to perform the Services promptly and in an efficient manner.

d. Merchant shall be responsible, at its sole cost and expense, for the sale and other distribution of Gift Cards to Gift Card Holders and for any marketing or advertising of the Program.
e. Merchant shall obtain, operate and maintain, at its sole cost and expense, all Gift Card Equipment required to enable Merchant to electronically transmit Gift Card Data in accordance with Company’s specifications from all Designated Locations to the Database.
f. Merchant is solely responsible for obtaining authorization in advance of each transaction. Merchant is solely responsible for any losses it may incur in conducting transactions when an authorization is not obtained, including, without limitation, transactions conducted when the Database or the Gift Card Equipment is not in service. Merchant assumes all risk of erroneous or fraudulently obtained authorizations, unless such erroneous or fraudulently obtained authorization is caused directly by Company. Merchant understands and agrees that an authorization by Company only indicates the availability of sufficient value on a Gift Card account at the time of authorization and does not warrant that the person presenting the Gift Card or Gift Card Number is authorized to use such Gift Card or Gift Card Number. Merchant is responsible for the accuracy of all data transmitted by it for processing by Company.
g. Merchant shall be responsible for accessing and comparing the reports supplied by Company to its own records and promptly notifying Company of any necessary adjustments to Gift Card accounts. Merchant acknowledges that Company will make adjustments to Gift Card accounts pursuant to Merchant’s instructions, and Company and its agents and subcontractors shall have no liability for any errors to Gift Card accounts that are made in accordance with Merchant’s instructions.
h. Merchant shall comply with all laws and regulations applicable to the Program. Merchant acknowledges and agrees that it is solely responsible for interpreting all laws and regulations applicable to the Program, for monitoring changes in laws and regulations applicable to the Program, and for determining the requirements for compliance with laws and regulations applicable to the Program. Company shall be entitled to rely upon and use any and all information and instructions provided by Merchant for use in performing the Services, and Company and its agents and subcontractors shall have no liability whatsoever for any noncompliance of such information or instructions with laws or regulations.
i. As between Merchant and Company, Merchant shall bear all risk related to the loss or theft of, alteration or damage to, or fraudulent, improper or unauthorized use of any Gift Card, Gift Card Number or PIN: (i) in the case of Gift Cards ordered through Company, upon delivery of such Gift Cards to Merchant or Merchant’s Designated Location, as applicable, and (ii) in the case of Gift Cards obtained by Merchant from a third party or Gift Cards which Merchant requests to be delivered in a pre-activated state, whether such loss occurs before or after delivery of such Gift Cards to Merchant or Merchant’s Designated Location.
j. Company and Merchant agree that during the Term: (i) Company will be the sole and exclusive provider of the Services to Merchant; and (ii) Merchant will not directly or indirectly either itself or through a third party, offer or promote any other proprietary, closed network, online Gift Card or similar access device.
k. Merchant is responsible for any settlement of funds among Designated Locations.
l. Merchant acknowledges and understand that the scope of Services provided for under this Agreement relate solely to Gift Cards and the Program, and that Company’s agreement to provide such Services does not entitle or qualify Merchant to receive any other type of services, including other card processing services, such as credit card processing services.
4. Fees and Payment.
a. Merchant shall pay Company the fees set forth on Gift Card Set-up Form. Merchant shall also be responsible for the payment of any taxes imposed by any applicable governmental authority in connection with any products or services covered by this Agreement (other than those taxes based solely on the net income of Company). All fees for the Services shall be paid via an ACH transfer of funds from a bank account designated by Merchant. To authorize the ACH transfers. Merchant agrees to execute the ACH authorization on the Gift Card Set-up Form. In the event that fees cannot be collected from Merchant as set forth above, Company reserves and may exercise all other rights to collect any fees due. All fees not paid within thirty (30) days of the date of Company’s merchant statement setting forth such fees shall incur interest at the rate equal to the lesser of (i) ten percent (10%) per annum, or (ii) the maximum rate permitted by applicable law from the date on which payment should have been made until the date on which Company receives the payment.
b. Company may increase rates from time to time to the extent necessary to pass though increases in the costs of the underlying goods and services used or provided by Company in connection with the provision of Services. Any such adjustments shall become effective upon written notice to Merchant.
c. Company may also increase rates for any other reason upon 30 days written notice to Merchant.
5. Term and Termination.
a. This Agreement shall begin upon the Effective Date and shall continue until terminated as provided herein (the “Term”).
b. This Agreement may be terminated at any time: (i) by either party with (30) days prior written notice; (ii) by Company if Merchant fails to pay any amount due within ten (10) business days after written notice to Merchant of its failure to pay such amount; (iii) by Company upon written notice to Merchant in the event that Merchant’s operation of the Program results in a violation of law or regulation (by Merchant or Company); (iv) by Merchant if Company increases its rates under Section 4(c) above and Merchant provides thirty (30) days written notice of termination within thirty (30) days of receiving notice of said increase; or (v) by either party upon written notice to the other after the filing by the other of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law, or upon the other party’s making of an assignment of its assets for the benefit of creditors, or upon the application of the other party for the appointment of a receiver or trustee of its assets.
c. Termination of this Agreement shall not affect Merchant’s obligation to pay for services rendered or obligations due and owing under this Agreement prior to termination.
d. The provisions of Sections 3(f), (g), (h), (i), and (k), and Sections 4, 5(c), 6, 7, 8, 11 and 12 hereof shall survive any termination of this Agreement. Any other provisions of this Agreement which are to be performed after termination or expiration to effectuate their intent shall survive termination of this Agreement.
6. Confidential Information.
a. For the purposes of this Agreement, the term “Confidential Information” means any data or information obtained by one party hereto (“Recipient”) regarding the other party (“Discloser”) or their respective businesses that is not generally known to the public, including, without limitation: (i) information about the products, services, operations, procedures, customers, suppliers, sales, pricing, business plans and marketing strategies of Discloser, its Affiliates and the customers, Merchants and suppliers of any of them; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Discloser a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable; and (iv) the terms of this Agreement, including any schedules, addenda, amendments or other attachments hereto.
b. Confidential Information of Discloser shall be used by Recipient only to exercise its rights and to perform its obligations under this Agreement. Recipient shall receive the Confidential Information of Discloser in confidence and not disclose the Confidential Information to any third party, except as may be agreed upon in writing by Discloser. Recipient shall safeguard all Confidential Information of Discloser using a reasonable degree of care, but not less than that degree of care used by it in safeguarding its own similar information or material. Upon request by Discloser or upon termination of this Agreement, Recipient shall return to Discloser or destroy all Confidential Information of Discloser in its possession or control.
c. The obligations of confidentiality and restrictions on use in this Section shall not apply to any Confidential Information that: (i) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of Recipient; (ii) was received from a third party free of any obligation of confidence of Recipient to the third party and which third party, to Recipient’s knowledge, was not under an obligation to keep the information confidential; (iii) was already in Recipient’s possession prior to receipt from Discloser; (iv) is required to be disclosed by law, regulation or court order after giving Discloser as much advance notice as practical of the possibility of disclosure; or (v) is subsequently and independently developed by Recipient’s employees, consultants, agents or subcontractors without use of or reference to the Discloser’s Confidential Information.
d. Except as specifically provided for herein, this Agreement does not confer any right, license, interest or title in, to or under the Confidential Information of Discloser to Recipient. Except as specifically provided for herein, no license is hereby granted to Recipient under any patent, trademark, copyright, trade secret or other proprietary rights of Discloser.
e. Recipient acknowledges that breach of the restrictions on use or disclosure of any Confidential Information of Discloser would result in immediate and irreparable harm to Discloser, and money damages would be inadequate to compensate for that harm. Discloser shall be entitled to equitable relief, in addition to all other available remedies, to redress any breach.
7. Indemnification.
a. Merchant shall indemnify and hold harmless Company, its directors, officers, employees, agents, subcontractors and Affiliates from and against any and all third party claims, losses, liabilities, damages and expenses, including reasonable attorneys’ fees, (collectively “Claims”) to the extent that any such Claim is caused by or arises out of: (i) any failure of Merchant to comply with any law or regulation applicable to the Program; (ii) any dispute between Merchant and any Gift Card Holder, including, without limitation, any dispute regarding the goods or services purchased using a Gift Card or the payment of any amounts owed or alleged to be owed by one or more such persons to any other such persons; (iii) any instructions or procedures that Merchant may provide to Company in connection with the Program and Company’s compliance therewith; (iv) any actual or alleged loss or theft of, alteration or damage to, or fraudulent, improper or unauthorized use of any Gift Card, Gift Card Number or PIN; (v) use or operation of Gift Card Equipment by Merchant; and (vi) any Claim or action against Company for actual or alleged infringement of any patent, copyright, trademark, trade secret or other proprietary right of any person arising in connection with the production of Gift Cards or related products for Merchant using artwork, designs, specifications or concepts provided by Merchant.
b. Company shall indemnify and hold harmless Merchant and its directors, officers, employees, agents, subcontractors and Affiliates from and against any and all third party Claims to the extent that any such Claim is caused by or arises out of: (i) any failure of Company to comply with any law or regulation applicable to Company’s business as a service provider; or (ii) any error in the Database, unless the error is caused by incorrect information submitted by Merchant or is otherwise made in accordance with Merchant’s instructions.
8. Limitation of Liability; Disclaimer of Warranties.
a. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE CUMULATIVE AGGREGATE LIABILITY OF COMPANY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUBCONTRACTORS AND AFFILIATES FOR ANY LOSSES, CLAIMS, SUITS, CONTROVERSIES, BREACHES, OR DAMAGES ARISING OUT OF RELATED TO THIS AGREEMENT FOR ANY CAUSE WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY, SHALL BE LIMITED TO THE ACTUAL DIRECT DAMAGES SUFFERED BY MERCHANT AND, IN ANY EVENT, SHALL NOT EXCEED ONE HUNDRED THOUSAND DOLLARS ($100,000).
b. IN NO EVENT SHALL EITHER PARTY, THEIR AFFILIATES, OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, SUBCONTRACTORS BE LIABLE FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES, LOST REVENUES, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
c. THIS AGREEMENT IS A SERVICE AGREEMENT, AND EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, COMPANY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.
9. Publicity. Neither Company nor Merchant shall release or publish news releases, public announcements or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party. Notwithstanding the foregoing, Merchant agrees that Company may refer to Merchant as a customer of Company and include the name of Merchant in its customer lists, including any customer list posted on Company’s Internet site(s) or the Internet site(s) of a Company Affiliate.
10. Force Majeure. Neither party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, elements of nature or other acts of God, any outbreak or escalation of hostilities, war, riots or civil disorders, utility or telecommunications failures or fluctuations, or any other cause, whether similar or dissimilar to those referenced above, beyond the reasonable control of such party. In any such event, the nonperforming party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable. Notwithstanding the foregoing, in no event shall a delay or failure to pay any fees due under this Agreement in a timely manner be excused by force majeure, regardless of the reason for such failure.
11. Patents, Copyrights, Intellectual Property, etc.
a. Merchant shall have no interest whatsoever, including copyright interests, franchise interests, license interests, patents rights, property rights or other interest in the Services provided hereunder. These provisions are not to be construed as granting to Merchant any patent rights or license in any patent, which may be obtained in respect of the Services. Artwork created by Company, on behalf of Merchant, remains the property of Company. Merchant retains ownership of any artwork supplied to Company.
12. General.
a. All notices hereunder shall be in writing and shall be deemed given when personally delivered, or when sent by facsimile transmission with receipt confirmed, one day after being sent by a reputable overnight courier, or three business days after being mailed by certified mail, return receipt requested, in each case directed: (a) if to Merchant, to the address shown above its signature; (b) if to Company, to                                                             , Attention:                                         ; or (c) to such other address for each party as is specified by such party in a notice given to the other party.
b. The parties agree that they are acting hereunder as independent contractors and that nothing contained in this Agreement shall be deemed or construed by the parties hereto, or any third party, to create the relationship of agency, partnership or joint venture between the parties. No party to this Agreement has, and shall not hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the other parties.
c. Merchant may not assign its rights or delegate its obligations under this Agreement without Company’s prior written consent, which consent shall not be unreasonably withheld. Any assignment in violation of this Section shall be null and void. All provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.
d. Company may subcontract with one or more Affiliates or third parties to provide any service or services required to be provided by Company hereunder, provided that no such use of subcontractors shall relieve Company of its obligations under this Agreement.
e. This Agreement constitutes the complete and exclusive statement of the agreement between the parties, and supersedes and merges all prior proposals and all other agreements, whether oral or written, between the parties relating to the subject matter hereof. Any documents of Merchant or Company referring to such party’s terms and conditions, such as vendor manuals, codes of conduct, requests for proposals, purchase orders or invoices that are not expressly contained or incorporated herein, or are contrary to the terms and conditions contained herein, shall not be binding upon the parties.
f. No change, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. A party’s waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.
g. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement.
h. This Agreement is entered into solely for the benefit of Company and Merchant, and shall not confer any rights upon any person not expressly a party to this Agreement.
i. The laws of the State of Colorado, excluding its rules on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. Any litigation arising out of or related to this Agreement shall be commenced and maintained exclusively in the state or federal courts sitting in the city and county of Denver and the State of Colorado. COMPANY AND MERCHANT HEREBY AGREE THAT GENERAL CONTRACT LAW SHALL GOVERN THIS AGREEMENT, AND EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, THE UNIFORM COMPUTER INFORMATION TRANSACTIONS ACT AS ADOPTED IN ANY FORM IN ANY STATE SHALL NOT APPLY TO THIS AGREEMENT.
j. COMPANY AND MERCHANT IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM RELATING TO THIS AGREEMENT.
k. COMPANY AND MERCHANT HEREBY IRREVOCABLY WAIVE PERSONAL SERVICE OF PROCESS AND CONSENT THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED MAIL OR FACSIMILE, IN ACCORDANCE WITH THE PROVISIONS OF SECTION 12(a).
BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ, UNDERSTAND AND AGREE TO ALL OF THE TERMS AND CONDITION CONTAINED HEREIN, INCLUDING ALL TERMS AND CONDITIONS INCORPORATED BY REFERENCE.

Merchant	Name:	[COMPANY]

Address:		Signature:

City/State/Zip:		Printed Name:

Signature:		Title:

Printed Name:		Date:

Title:

Date: